Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-146227 of Solitario Resources Corporation on Form S-8 of our report dated March 6, 2008, except for the effects on the consolidated financial statements of the restatement described in Note 10 and the effects of the material weakness described in the eighth paragraph, as to which the date is February 26, 2009, appearing in this Annual Report on Form 10-K/A of Solitario Resources Corporation for the year ended December 31, 2007.

/s/ Ehrhardt Keefe Steiner & Hottman PC

February 26, 2009

Denver, Colorado